EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.
The limited liability company Darling International Netherlands BV, established under the laws of the Netherlands, having its statutory place of business in Amsterdam and holding office at Prins Bernhardplein 200, (1097 JB) Amsterdam (herein, “Darling BV”), and

2.	Mr. J.M.I.M. van der Velden, residing in Son at Zandstraat 60, 5691 CG (hereafter: “Employee”).

WHEREAS:

(A)	Employee has been employed by the VION Ingredients Group and/or its legal predecessors since 3 July 1989;

(B)	The VION Ingredients Group (currently named Darling Ingredients International) was acquired by Darling Inc Inc. (“Darling Inc”) as per 7 January 2014 (the “Acquisition”);

(C)
Following the Acquisition, the parties wish to continue the employment of Employee with Darling BV as the employer and to record the terms and conditions applicable to the continued employment of Employee agreed between them in writing in this agreement (the “Employment Agreement”); and

HEREBY RESOLVE:

1.	Function

1.1.	Offices

(a)	Employee shall continue to be employed by Darling BV as Managing Director ERS.

(b)
Employee shall also serve as a member of the Executive Committee of Darling Inc. which is a committee appointed by the Board of Directors of Darling Inc. and reporting to the Chief Executive Officer of Darling Inc. who shall chair the Executive Committee.

1.2.
Employee is obligated to do and refrain from everything that an officer and director ought to do and refrain from, and shall devote his full working time, energy and skills to the success of Darling Inc. and any other companies affiliated to Darling BV (together “Darling Group”). Employee acknowledges that under U.S. federal law and the applicable laws of the State of Delaware, Employee will, in both his roles as officer and as director of Darling International, have fiduciary duties to both Darling International and its shareholders. Employee will be subject to and shall observe all policies of Darling Inc. applicable to its employees, executives, officers and directors.

1.3.	In his capacity as Managing Director ERS Employee will report to the CEO of Darling Ingredients International.

1.4.	Employee shall not perform any paid or unpaid side activities for or in relation to third parties or otherwise without the prior written approval of the CEO of Darling Ingredients International.

2.	Term

2.1.
This Employment Agreement has started with effect from 3 July 1989 for an indefinite period of time. This Employment Agreement will in any event terminate automatically (without any compensation being due) on the last day of the month during which Employee reaches the retirement date under the Employee's pension scheme (as applicable from time to time), but in any event no later than the date on which Employee will be eligible for state old-age pension benefits (AOW).

2.2.
This Employment Agreement is based on a 40- hour workweek. Employee is expected to work additional hours as part of this Employment Agreement as is required for the adequate fulfillment and execution of his position without being entitled to any additional remuneration.

2.3.
This Employment Agreement may be terminated in writing as per the last day of any calendar month, observing a notice period of three months for Employee and a notice period of six months for Darling BV. Darling BV will be entitled to release Employee from active duty during the notice period, whereby Employee will remain available for a proper handover of responsibilities to a successor.

2.4.
If this Employment Agreement terminates by the death of Employee, salary payments will be continued to the surviving relatives from the day of death up to and including the last day of the third month after the month of death of Employee. In addition, any accrued (and vested) entitlements under the Incentive Programs referenced in Section 4 hereto until the day of death will be paid to the surviving relatives in the customary manner and time and subject to the terms of the agreements governing such programs.

3.	Salary

3.1.
The remuneration of Employee is recorded in a remuneration package determined by the Compensation Committee of the Darling Inc.’s Board of Directors (the “Compensation Committee”), after consultation with the Chief Executive Officer of Darling Inc. The remuneration may be adjusted by the Compensation Committee annually, to reflect cost of living. The annual fixed income, including holiday allowance, amounts to EUR 262.500 gross (the “Annual Fixed Salary”) for the year 2014. Ultimately in December of each year, the parties will consult with each other with regard to the possible increase of the annual salary with effect from 1 January of the subsequent year.

3.2.	The Annual Fixed Salary, excluding holiday allowance, will be paid in 12 equal monthly installments after deduction of the mandatory statutory and agreed deductions.

3.3.
The holiday allowance will be paid in the month of May of the relevant year. For the calculation of the holiday allowance, a year is deemed to start on 1 January and to end on 31 December (the “Holiday Year”). In the event this Employment Agreement starts or terminates during the Holiday Year, the holiday allowance will be calculated on a pro rata basis.

4.	Incentive Programs

4.1.	Darling Inc. Incentive Plan

(a)
Employee shall be entitled to participate in the Employee bonus program maintained by Darling Inc. as in effect from time to time (the “Bonus Program”). Specifics of the Bonus Program will be determined annually by the Compensation Committee of Darling Inc.’s Board of Directors.

(b)
It is agreed and acknowledged that the bonus opportunity of Employee under the Bonus Program shall be no less favorable than the opportunity under Employee's 2013 long term and short term incentive arrangements (i.e. 32.5% of the Annual Fixed Salary under the long term incentive arrangement and 40% of the Annual Fixed Salary under the short term incentive arrangement). The specifics of the Bonus Program for 2014 will be communicated to Employee in a separate letter.

(c)
Participation levels and performance measures for the Bonus Program are determined annually by the Compensation Committee and are subject to change at the discretion of the Compensation Committee or Darling Inc.’s Board of Directors. Bonuses are not earned until the date they are paid, and participants must be employed on the date of payment to receive a bonus, subject to the discretion of the Compensation Committee or Darling Inc.’s Board of Directors to waive this requirement based on the circumstances of a participant’s departure (e.g., retirement). Payment of any bonus in a year does not entitle Employee to payment of a bonus in any preceding or subsequent year.

(d)
All equity based awards made to Employee under the Bonus Program shall be evidenced by an award agreement executed by Darling Inc. and Employee and will be subject to all applicable legal requirements and restrictions imposed on the Bonus Program pursuant to United States and other applicable law.

5.	Claw Back

5.1.
Parties agree as regards Employee's benefits under this Employment Agreement, that Darling BV has the right to unilaterally adjust and/or claw-back any awards  made to the Employee (whether bonus or grants under the Incentive Programs referenced in Section 4 hereto) if, and to the extent, (i) an independent auditor (to be appointed by the joint parties and paid for by Darling BV) has confirmed, on request of Darling BV, that such award or grant has been made on the basis of  incorrect or incomplete information, and (ii) Darling BV has sufficient weighty grounds to effect such adjustment and/or claw-back taking into account the Dutch principle of reasonableness and fairness.

5.2.	If the conditions included under Section 5.1 (i) and (ii) are met, the Employee agrees to fully cooperate with the execution of any adjustment and/or claw-back under Section 5.1 hereof.

6.	Expenses

6.1.	Employee will receive a fixed monthly expense allowance of EUR 1.800 per annum.

7.	Car and Telephone

7.1.
For the purposes of performing his job, Darling BV will provide Employee with a car which may be used for private purposes within reasonableness. Maximum catalogue value including VAT and private motor vehicle and motorcycle tax ( BPM) will be determined according to the Darling BV car policy.

7.2.
All costs related to this car, including the costs of use for private purposes as mentioned under Section 7.1. shall be borne by Darling BV, except for the following costs which shall be borne by Employee:

(a)	the costs of fines in relation to traffic violations;

(b)	the costs associated with additions for tax purposes (fiscale bijtelling);

(c)	other costs which are not related to the performance of the function (such as toll, vignette, etc.).

7.3.
Employee is obliged to return the car provided to him to Darling BV, at the first request of Darling BV if there is a legal ground for such return. In the event of suspension, the car may be reclaimed by Darling BV immediately. Employee will in any event need to return the car made available to him to Darling BV as per the day this Employment Agreement terminates. Darling BV is no longer held to reimburse any travel expenses of Employee after the car has been returned.

7.4.
Darling BV will provide Employee with electronic communication tools. Employee may use these electronic communication tools for private purposes, both internally and externally, provided that the use thereof will not interfere with the daily work and is in compliance with further guidelines of Darling BV. The use of electronic communication tools should, however, primarily and essentially relate to the tasks/activities arising from the function.

7.5.
Darling BV may ask Employee to clarify any striking use of the electronic communication tools, and charge on possible costs for private purposes. Any tax consequences arising from the private use will be for the account of Employee.

8.	Insurances

8.1.
If and to the extent Darling BV has taken out a collective health insurance for its employees pursuant to the Dutch Health Insurance Act (Zorgverzekeringswet), Employee can participate to such group scheme. Employee remains, however, responsible for the payment of his nominal premium and any premiums for supplemental packages.

8.2.
Employee can make use of the ANW-Hiaatverzekering (related to shortfall under the Surviving Dependents Act) and the insurance for directors' liability as taken out by Darling BV, in accordance with relevant terms.

9.	Pension

9.1.
Darling BV has arranged for a pension scheme (pensioenvoorziening) for Employee. To this end, Employee has been included in the pension arrangement as meant in the basic pension scheme (basispensioenreglement) and the plus pension scheme (pluspensioenreglement) of Stichting Pensionfonds Son. The rules of the pension scheme, as amended from time to time, will apply to this participation. In accordance with the provisions of the pension scheme, Employee will have to pay a contribution (eigen bijdrage), which contribution will be made through a payroll deduction. The pension scheme rules have been provided to Employee. The pensionable salary is maximized to a maximum amount of EUR 400,435 for 2014. This amount will be reviewed annually as part of the Employees total remuneration package and a yearly indexation will be applied to such amount using the general increase percentage that applies for employees of Darling BV.

10.	Holidays

10.1.	Employee will be entitled to 30 holidays per calendar year, to be taken whilst taking account of the interests of Darling Group.

10.2.
Given the severity of his position and the recovery function of the holidays, the holidays are expected to be taken within the year that the holidays are granted. Given his position, Employee is free to determine when he will use his holidays, provided that he takes into account the interests of the Darling Group.

11.	Incapacity for work

11.1.
Notwithstanding the provisions of article 7:629 paragraph 3 up to and including 5 Dutch Civil Code, Employee will receive in case of incapacity for work during the first year of illness, however ultimately until the end of this Employment Agreement (in case that is earlier), to be calculated from the first day of the incapacity, 100% of the Annual Fixed Salary after deduction of any benefits or payments received by Employee pursuant to relevant state-provided social security or insurance arrangements taken out by Darling BV.

11.2.
From the 53rd week up to and including the 104th week of the respective period of illness, however ultimately until the end of this Employment Agreement (in case that is earlier), Darling BV will pay 70% of the Annual Fixed Salary, also after deduction of any benefits or payments received by Employee pursuant to relevant state-provided social security or insurance arrangements taken out by Darling BV.

12.	Confidentiality, documents

12.1.
Employee shall, both during the continuance of his employment and after the termination thereof, keep confidential all information regarding Darling Group, and its clients and relations, whereby confidentiality is imposed on him or of which he knows, or is ought to know, the secret or confidential nature, and he shall not use this information for other purpose than required in connection with the performance of the obligations arising from this Employment Agreement.

12.2.
Employee is prohibited to keep in any manner whatsoever documents, correspondence or copies thereof, that are in his possession in connection with the performance of his activities for the Darling Group, any longer than necessary for the purpose of performance of his activities. In any event Employee is obliged to hand over with immediate effect, even without any request thereto, such documents, correspondence or copies thereof at first request and/or at the termination of the employment, or when he has not performed his duties, for whatever reason, for a period longer than four weeks.

13.	Non-compete/non solicit

13.1.
During the employment of Employee and during the Restrictive Period (as defined here below), Employee shall not without prior written approval of Darling Inc. be permitted to do any of the following in any jurisdiction where Darling Group is active directly or indirectly in any capacity whatsoever, or has any business interests, at the time of termination of this Employment Agreement:

(a)
to work for or be involved with, in any manner, directly or indirectly, paid or unpaid, any person, organization, company or enterprise pursuing activities similar to the Darling Group, including the (former) VION Ingredients Group, and/or to have or take any interest in such organization, company or enterprise. This includes, without limitation, companies involved in slaughter by-products or other products or business (directly or indirectly) derived or following from the slaughtering business such as, without limitation, Saria, Gelita, Tessenderloo , Nitta, Ten Kate, Van Hessen.

(b)
to maintain in any manner whatsoever, directly or indirectly, business contacts with any person, organization, company or enterprise with whom during the last two years preceding the termination of this Employment Agreement Employee has had any business, to the extent Darling Group has a legitimate business interest in Employee refraining from maintaining such business contact;

(c)
to induce, directly or indirectly, present employees of Darling Group, including but not limited Darling BV, Darling Inc., Darling USA and Darling Canada, or persons who in the period of two years preceding the termination of this Employment Agreement have been or were employed by such company, to terminate their employment or to hire such employees.

13.2.	In view of Section 13.1, the restrictive period will be as follows (the “Restrictive Period”):

(a)	in the event Employee terminates this Employment Agreement through notice or otherwise, the Restrictive Period will be 18 months from the date of termination of this Employment Agreement;

(b)
in the event Darling BV terminates this Employment Agreement through notice, the Restrictive Period will be 18 months from the date notice has been served by Darling BV on Employee (and therefore 12 months from the date of termination of this Employment Agreement); provided, however, that in the event that Darling BV does not waive the non-compete clause Employee will be entitled to an additional severance which adequately reflects the imposed restrictions;

(c)
in the event Darling BV terminates this Employment Agreement with immediate effect for cause (dringende reden), the Restrictive Period will be 18 months from the date of termination of this Employment Agreement;

(d)
in the event this Employment Agreement is rescinded by a Court at the request of Darling BV for reasons other than cause (dringende reden), the restrictive period will be 12 months from the date of termination of this Employment Agreement.

(e)
in the event this Employment Agreement is rescinded by a Court at the request of Employee or at the request of Darling BV for cause (dringende reden), the restrictive period will be 18 months from the date of termination of this Employment Agreement.

14.	Penalty clause

14.1.
Employee will forfeit to Darling BV for a breach of Sections 12 and 13 hereof immediately, without prior notice or any judicial intervention being required, a penalty of EUR 10,000 per breach plus EUR 500 for each day that such breach continues, without prejudice to Darling BV’s right to claim the actual damages it has suffered through such breach. Section 7:650 subsections 3, 4 and 5 Dutch Civil Code and/or sections 6:92, 6:93 Dutch Civil Code (each time to the extent applicable) are explicitly excluded.

14.2.	It is acknowledged and agreed that reasonable compensation for the restrictions set out in Sections 12 and 13 hereof is included in Employee's remuneration package.

15.	Rights of intellectual or industrial property

15.1.
If Employee during, or within a period of two years after termination of this Employment Agreement has invented a certain product/working method (voortbrengsel/werkmethode) which is to be considered as a consequence of, or pursuant to, his activities at Darling Group and which may lead in The Netherlands or elsewhere to the inception of rights, including all rights of industrial or intellectual property and explicitly including: databases, know-how, trademarks, designs, drawings, product specifications, formulas, computer programs, etc., Darling Inc is entitled to this product/working method and the related rights.

15.2.
Employee does not have the right to mention his name or have his name mentioned in connection with the rights meant in this Section 15.1 of this Employment Agreement, with the exception of the provisions of Section 14 paragraph 1 of the Dutch Patent Act 1995 (Rijksoctrooiwet 1995). Employee hereby waives in relation to the rights as meant in this Section 15.1 his moral rights (persoonlijkheidsrechten) within the meaning of article 25 Dutch Copyright Act 1912 (Auteurswet 1912) and his possible entitlements to a monetary compensation in addition to his salary, all to the extent permitted by law.

15.3.
Employee shall promptly and without delay inform Darling Inc of the inception of any right as meant in this Section and will, to the extent required, make every effort to have Darling Inc obtain such right.

15.4.
Employee will do his utmost to ensure the maximum protection of a right as meant in Section 15.1 of this Employment Agreement, to the extent that it serves the interests of Darling Group and to the extent that it is in accordance with relevant policies.

15.5.
Employee acknowledges and agrees that his salary includes compensation for the fact that the rights pursuant to Section 15.1 of this Employment Agreement accrue to Darling Inc, as well as to his cooperation to ensure that these rights will accrue to Darling Inc.

16.	Gifts

16.1.
Employee is prohibited to, in relation to the performance of his duties during the term of his employment, without the prior written consent of Darling Inc, accept or stipulate from third parties, directly or in any manner indirectly, any commission, favor or compensation in whatever form or manner.

16.2.	The provisions of Section 16.1 do not apply to the customary business gift of small value, which do not exceed the retail value of EUR 100.

17.	Final provisions

17.1.	It is agreed between the parties that Darling BV and Darling Inc. will review the taxation of Employee's earnings under this Employment Agreement.

17.2.	The considerations (overwegingen) of this Employment Agreement form part of this Employment Agreement.

17.3.
This Employment Agreement constitutes the entire employment agreement between the parties and supersedes all (employment) agreements previously made and given by and between the Employee and the VION Ingredients Group and its affiliated companies. Notwithstanding the foregoing, Executive's entitlements under the VION Ingredients Incentive and Success Fee Plan (VISP) of 18 June 2013 will continue to have effect also after execution of this Employment Agreement.

17.4.	In this Employment Agreement, all references to Darling Inc or the affiliated undertakings or companies, means a reference to all companies belonging directly or indirectly to the Darling Group.

17.5.
The invalidity (nietigheid) of one or more provisions of this Employment Agreement shall not result in the invalidity of the remaining provisions of this Employment Agreement. The parties undertake to immediately hold consultations with each other in case any provision is void.

17.6.	This Employment Agreement shall be governed by the laws of The Netherlands.

17.7.
Any dispute arising under or in connection with this agreement, including disputes in relation to the existence or validity of this Employment Agreement shall be settled by the competent court in The Netherlands.

Agreed and executed and signed in twofold in ____Son__________ on August 21, 2014_.

__/s/ Dirk Kloosterboer____________            __/s/ Colin Stevenson______________
Darling International Netherlands BV            Darling International Netherlands BV
By: Dirk Kloosterboer                    By: Colin Stevenson

__/s/ J.M.I.M. van der Velden________
Employee J.M.I.M van der Velden